EXHIBIT 5.1

ONE SHELL PLAZA	AUSTIN	LONDON
910 LOUISIANA	BEIJING	MOSCOW
HOUSTON, TEXAS	BRUSSELS	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIYADH
TEL +1 713.229.1234	HONG KONG	SAN FRANCISCO
FAX +1 713.229.1522	HOUSTON	WASHINGTON
BakerBotts.com

January 25, 2017

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership of an aggregate of 5,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) and up to an additional 750,000 Common Units pursuant to the underwriters’ option to purchase additional Common Units as set forth in the Registration Statement on Form S-1 (File No. 333-215458), as amended (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

We understand that the Common Units are to be sold by the Partnership pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

The term “Common Units” shall include any additional common units representing limited partner interests in the Partnership registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed (i) that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete and (ii) that the Underwriting Agreement will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed in the opinion set forth below that the Board of Directors of the general partner of the Partnership, or a duly authorized committee thereof, has determined the price at which the Common Units are to be sold to the underwriters by the Partnership pursuant to the terms of the Underwriting Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units have been duly authorized and, when issued and delivered by the Partnership against payment therefor in accordance with the Underwriting Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Kimbell Royalty Partners, LP	- 2 -	January 25, 2017

The foregoing opinion is limited in all respects to the Delaware LP Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We further consent to the incorporation by reference of this opinion and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.